Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mercury Computer Systems, Inc.:

We consent to the use of our report dated August 19, 2010, with respect to the consolidated balance sheets of Mercury Computer Systems, Inc. and subsidiaries as of June 30, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended June 30, 2010, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 30, 2010, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to the Company’s change in its method of accounting for revenue arrangements with multiple-deliverables entered into or substantially modified after July 1, 2009 to adopt FASB ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements.

/s/ KPMG LLP

Boston, Massachusetts

August 2, 2011